Genesys Industries Enters into Agreement to Purchase Plant, Factory & Real Property.

NEW YORK, NY – February 15th, 2018 (TheNewsWire) – Genesys Industries, Inc (OTCBB: GEIN) (OTCMKTS: GEIN) $GEIN today announced that the company has entered into an agreement to purchase certain real property including approximately 2 acres of land and an existing infrastructure ready factory with adequate power requirements. The additional land provides for expansion capabilities for the future. This factory will house the recently announced equipment purchases and fixed assets. The transaction is being financed by a new debt facility the company has previously announced. The property will be appraised by a state certified third party appraiser to determine value and fairness. The company intends to close on this transaction on or before March 1st, 2018.

The plant and property is strategically located in Missouri serving the four state area of Missouri, Arkansas, Oklahoma, and Kansas. Manufacturers in Missouri account for nearly 15% of the total output in the state, employing an estimated 12 % of the workforce. Total output from manufacturing was estimated at $40 billion. In addition, there were 258,400 manufacturing employees in Missouri, with an average annual compensation of $68,624 not including benefits.

Company Spokesperson, commented: “This facility will allow us to expand our footprint and serving new customers in new verticals. It will also allow us to fast track the set-up of equipment and machinery to commence production processes in an efficient and cost effective manner.”

About Genesys Industries

Genesys Industries is a diversified multi-industry advanced manufacturer of complex components and products. The company is a vertically integrated precision cnc manufacturing and fabrication company with core emphasis on product design, engineering and precision manufacturing of complex components and products. Some of the industries served include Aerospace, Automotive, Firearms, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more. Follow us on twitter @genesysind $GEIN

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

www.genesysindustries.com

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